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Financial Relations Board
Leslie Loyet
875 North Michigan Avenue
Suite 2348
Chicago, IL 60611
(312) 640-6672

Specialty Underwriters’ Alliance, Inc.
Scott Goodreau
222 South Riverside Plaza
Chicago, IL 60606
(888) 782-4672

FOR IMMEDIATE RELEASE
THURSDAY AUGUST 11, 2005

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. REPORTS
SECOND QUARTER 2005 RESULTS

CHICAGO – August 11, 2005 – Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) today reported a net loss of $4.0 million for the quarter ended June 30, 2005. Total revenues were $4.0 million, comprised of earned insurance premiums of $3.0 million and investment income of $1.0 million. The company had no comparable revenues in the second quarter of 2004. Gross written premiums were $25.0 million. During the second quarter, the company breakdown of premium by Partner Agent was the following: Risk Transfer Holdings, Inc. — $17.7 million from 18 professional employer organization accounts; AEON Insurance Group, Inc. — $1.9 million from 90 policies; American Team Managers — $5.4 million from 541 policies.

Total expenses were $8.1 million, $2.3 million related to insured losses and loss adjustment expenses and $5.8 million of acquisition costs and general administrative and operating expenses. During the second quarter, general administrative expenses totaled $5.1 million, of which $2.2 million was service company fees with Syndicated Services Company, Inc. Other major categories of expense included $1.6 million of salaries and benefit costs, $0.5 million of professional and consulting fees, $0.3 million of depreciation and amortization and $0.5 million of other expenses.

The company reported investments of $95.2 million, total assets of $232.6 million, total liabilities of $121.7 million and shareholders’ equity of $110.9 million. The company’s net loss per share was $0.27. Book value per share was $7.51 and tangible book value per share was $6.78.

Courtney Smith, president and chief executive officer stated, “Since we effectively began booking business in March, this was our first full quarter of generating insurance premiums in our business lines. We expected to write a higher premium volume. However, our lower than expected writings were the result of various issues. The flow of business from our Partner Agents did not achieve the anticipated levels. Additionally, in some cases, we rejected business that did not meet our highly disciplined and selective approach in underwriting. We will only accept business that provides an opportunity to be profitable.

We expect that premium volume from our existing agents will continue to increase each subsequent quarter. While our business written through the second quarter was approximately 75 percent workers’ compensation, our longer term goal is to have a better balance between workers’ compensation, general liability and commercial auto. To that end, we have signed letters of intent with two additional Partner Agents specializing in general liability and commercial auto for general and specialty contractors. We continue to seek new Partner Agents to increase our volume and further balance our book of business.

Our expenses primarily consist of salaries and benefits and our service company fees under our contract with Syndicated Services, Inc. (SSC). We have completed the initial hiring of approximately 50 employees; any significant new hiring will occur only as our volume increases. Our expenses continue to be higher than anticipated as the fees under our SSC contract have not been appropriately aligned with our premium volume. Our current contract with SSC terminates on December 31, 2005 and we are committed to ensuring that our 2006 expenses will be substantially reduced. This will either be through a reduced fee arrangement with SSC or through services performed internally or through other service providers in 2006.”

Risk Transfer Holdings, Inc. (RTH)
SUA’s Partner Agent, RTH, specializes in providing workers’ compensation coverage to PEOs, which are organizations that provide small employers with human resource services, employee benefits, and workers’ compensation insurance. Currently SUA is writing business in California, Florida and has expanded into Georgia, Alabama and South Carolina. The company is also targeting other states that offer favorable environments. RTH produced total premiums of $23.1 million from 20 PEO accounts for the first six months.

Smith stated, “We are pleased with our recent expansion into California and are capitalizing on the favorable aspects of the current California workers’ compensation environment. California employer members of PEOs have different effective dates. For our existing PEO accounts, we will therefore have the opportunity to quote and write existing employer members as they come up for renewal throughout the year. We estimate that the current $23.1 million in premium that we wrote through six months should increase an additional $20 million in 2005. The internal growth combined with anticipated new business gives us reason to be positive about our future relationship with RTH.”

AEON Insurance Group, Inc. (AEON)
AEON, the company’s Partner Agent specializing in tow trucks and repossession segments, fully rolled out its towing customer group into 23 states in the second quarter. This is up from the initial nine states in the first quarter and will increase to 40 states by the third quarter. AEON’s premium volume was $3.4 million from 115 policies written in the first half of 2005. The company also added a collateral recovery customer group, focused on voluntary auto repossession and has begun to issue policies. The collateral recovery is designed for the professional repossessor and offers coverages such as general liability, auto liability and property. Smith noted, “We have identified two other similar customer classes, auto dismantlers and auto transporters, with AEON that we expect to roll out in the near future and are excited about the opportunities they present. Although the first six months’ numbers were disappointing, we are satisfied with our progression with AEON and are optimistic about the expansion of this book of business.”

American Team Managers (ATM)
ATM specializes in general liability coverage for artisan contractors (electricians, plumbers and other trades) and general contractors and small to midsize workers’ compensation niches within California. Premium was $7.0 million in the first six months from 728 policies. Smith noted, “We have enhanced the contractors product and have increased marketing efforts to reintroduce this enhanced product and add agents. The third quarter will tell us if we can be successful in this customer group. If the results are positive, we are prepared to expand it into other states with ATM and other Partner Agents. Our small business workers’ compensation customer group is progressing as expected. While there is increased competition particularly in California, we are still able to write business that meets our criteria.”

Specialty Risk Solutions, LLC (SRS)
SRS, SUA’s newest Partner Agent, specializes in providing workers’ compensation and general liability to the public entity segment including schools, municipalities and special districts. Smith noted, “We have begun quoting accounts and continue to look for opportunities that fit our guidelines. We are satisfied with the progress SRS is making and believe this will be a successful relationship.”

Letters of Intent Signed with Two Additional Partner Agents
SUA has signed two additional letters of intent for Partner Agents writing general liability and commercial auto. Mr. Smith noted, “We have experience with the customer groups they represent and they fit well within the criteria of our business model. We are in the process of performing additional due diligence. If all goes well, we intend to sign definitive agreements and have these agents producing in late 2005 or early 2006. We expect that each of these Partner Agents will produce a minimum premium of $20 million annually.

Smith concluded, “Given our anticipated levels of earned insurance premiums and expenses, we expect to have additional operating losses in the third and fourth quarters of 2005 and to be profitable in early 2006. We are committed to building this business and to fully utilize our capital. We are concentrating on our disciplines of underwriting, pricing and claims to ensure long-term profitability. We believe that 2005 is setting a solid foundation for profitable growth in 2006 and beyond.”

Conference Call Details
SUA will host a conference call on August 12 at 8:00 a.m. Central Time to discuss second quarter results for 2005. Interested parties may access a live webcast by going to our website at http://www.suainsurance.com and click on “Live Webcast” or by calling 800-706-7741.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, building contractors and professional employee organizations. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Financial Table Follows...

Summary Financial Data for the Quarter Ended June 30, 2005
(In thousands, except for per share data)

	Quarter Ended	Six-months Ended
Results of operations	June 30, 2005	June 30, 2005
Gross written premiums	$25,056	$33,522
Earned premiums	3,032	3,502
Net investment income	1,043	1,836
Total revenues	4,072	5,337
Loss and loss adjustment expense	2,319	2,790
Amortization of deferred acquisition costs	640	740
Service company fees	2,203	4,408
Other operating expenses	2,920	5,901
Total expenses	8,082	13,839
Net income (loss)	(4,010)	(8,502)
Financial condition
Investments	$95,156	$95,156
Total assets	232,637	232,637
Total liabilities	121,784	121,784
Shareholders’ equity	110,853	110,853
Net Income (loss) per share
Basic and Diluted	$(0.27)	$(0.58)
Average common shares outstanding (basic and diluted)	14,754	14,731
Selected data
Book value per share	$7.51	$7.51
Tangible book value per share	$6.78	$6.78

To learn more about Specialty Underwriters’ Alliance, please visit www.suainsurance.com.